EXHIBIT 22.1


 LIST OF SUBSIDIARIES OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                        (THE "COMPANY")


Perma-Fix, Inc. ("PFI"), an Oklahoma corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of New Mexico, Inc., a New Mexico corporation, is a 100% owned subsidiary of PFI.

Perma-Fix Treatment Services, Inc. ("PFTS"), an Oklahoma corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Memphis, Inc. ("PPM"), a Tennessee corporation, is a 100% owned subsidiary of the Company. Perma-Fix of Dayton, Inc.
("PFD"), an Ohio corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Florida, Inc. ("PFF"), a Florida corporation,. is a 100% owned subsidiary of the Company.

Perma-Fix of Fort Lauderdale, Inc. ("PFL"), a Florida corporation, is a 100% owned subsidiary of the Company.

Schreiber, Yonley & Associates ("SYA"), a Missouri corporation, is a 100% owned subsidiary of lWM.

Mintech, Inc., an Oklahoma corporation, is a 100% owned subsidiary of PFI.

Industrial Waste Management, Inc. ("IWM"), a Missouri corporation, is a 100% owned subsidiary of the Company.

Reclamation Systems, Inc. ("RSI"), an Oklahoma corporation, is a
100% owned subsidiary of PFI.